Exhibit 11


                              THERMO TERRATECH INC.

                    Computation of Earnings (Loss) per Share

                                                   Year Ended
                                   -----------------------------------------
                                     March 29,      March 30,       April 1,
                                          1997           1996           1995
                                   -----------    -----------    -----------
   Computation of Primary
     Earnings (Loss) per Share:

   Net income (loss) (a)           $  (162,000)   $ 3,447,000    $ 4,476,000
                                   -----------    -----------    -----------

   Shares:
     Weighted average shares
       outstanding                  18,090,115     17,419,826     17,142,815

     Add: Shares issuable from
          assumed exercise of
          options and warrants
          (as determined by the
          application of the
          treasury stock
          method)                            -        817,544              -
                                   -----------    -----------    -----------
     Weighted average shares
       outstanding, as
       adjusted (b)                 18,090,115     18,237,370     17,142,815
                                   -----------    -----------    -----------
   Primary Earnings (Loss) per
     Share (a) / (b)               $      (.01)   $       .19    $       .26
                                   ===========    ===========    ===========